Exhibit 99.1

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

Third Quarter Net Income of $67.4 Million

Revenues up 18.6% with continued sales momentum;

New 12-month, $200 million share repurchase program announced

Financial & Sales Highlights

Third Quarter Ended	September 30, 2007	October 1, 2006	% Change
Revenues	$490.5	$413.6	18.6%
Operating Income	$108.3	$91.3	18.7%
Effective Tax Rate	35.2%	41.0%	n/a
Net Income	$67.4	$51.8	30.0%
Earnings Per Share	$0.36	$0.27	33.3%
Fully Diluted Shares	187.9	193.5	(2.9)%

($ in millions except EPS. Fully diluted shares in millions)

Same Store Sales	Q3 2007	Q3 2006	2007 YTD	2006 YTD
Canada	7.5%	5.9%	6.8%	6.8%
U.S.	4.5%	9.2%	4.1%	9.1%

As of September 30, 2007, 99% of the Company’s stores in Canada and 87% of the stores in the U.S. were franchised.

Third Quarter Highlights

•	Systemwide sales(1) increased 11.7%

•	Same-store sales grew 7.5% in Canada and 4.5% in the U.S.

•	40 new restaurants opened

•	Revenues rose 18.6%, operating income increased 18.7%

•	Sixth consecutive $0.07 quarterly dividend declared

•	New $200 million share repurchase plan announced

OAKVILLE, ONTARIO, (October 26, 2007): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the third quarter ended September 30, 2007.

Systemwide sales growth, which includes sales from company-operated and franchise restaurants, rose 11.7% in the quarter. Third quarter same-store sales increased 7.5% in Canada and 4.5% in the U.S. Total revenues were $490.5 million in the third quarter, an 18.6% increase compared to $413.6 million in the same period last year. Net income was $67.4 million in the third quarter, a 30.0% increase compared to $51.8 million last year.

“Canadian same-store sales growth sustained momentum this past quarter, while U.S. same-store sales growth held nicely in a challenging sales environment. Our U.S. segment sales performance was particularly healthy considering the exceptionally strong comparable period in 2006 due to the previous introduction of the breakfast sandwich in that market,” said Paul House, Chairman and Chief Executive Officer. “We continue to execute well against our strategies and our performance this past quarter reflects those efforts,” House added.

Consolidated Performance

During the quarter, a total of 40 restaurants were opened compared to 29 in the third quarter last year. The total number of restaurants opened in 2007 is 79, compared to 86 this time last year. Restaurant openings are typically weighted more heavily in the fourth quarter each year.

Sales growth during the quarter was fueled primarily by the Company’s promotional program, store level execution and some pricing in Canada. During the quarter, featured promotions in Canada were the breakfast sandwich, a lemon-baked theme including Lemon Crinkle Donuts, 12- Grain Bagel with Omega 3, Fruit Bites and Apple Toffee Danish. In the U.S., featured promotions included the roll-out of ICED Coffee, in addition to the Lemon Crinkle Donut, large gourmet cookies, chocolate baked goods, Apple Toffee Danish and the introduction of a new Bagel B.E.L.T. breakfast sandwich.

Pricing contributed 2.7% to same-store sales growth in Canada during the quarter and 0.3% in the U.S.

Revenues were $490.5 million in the quarter, up 18.6% compared to $413.6 million in the same period last year. Sales growth of 20.4%, consisting primarily of distribution sales, grew by a substantially higher percentage than systemwide sales growth due to the completion of the implementation of three-channel delivery of dry, frozen and refrigerated goods from our Guelph, Ontario facility. Rent and royalty revenues increased by 12.1%, consistent with systemwide sales growth. Franchisee fees, which are based primarily on restaurant openings, increased 42.2%, primarily reflecting a higher number of restaurant openings compared to the same period in 2006. Corresponding franchisee fee costs increased more than franchisee fees due to the timing of expenses.

Costs of sales grew 20.0% in the third quarter compared to the third quarter of 2006. The increased costs primarily reflect growth in systemwide sales and higher distribution costs associated with three-channel delivery. Operating expenses increased 13.4% year-over-year, due to a higher number of restaurants in the system with corresponding depreciation and lease costs.

Third quarter operating income was $108.3 million, an increase of 18.7% compared to $91.3 million for the same period in 2006. Operating income was consistent with revenue growth during the quarter. Operating income performance this quarter primarily reflects higher systemwide sales, higher sales from distribution and lower general and administrative costs. General and administrative costs declined 2.8% year-over-year, primarily due to the timing of Restricted Share Unit (RSU) grants made in the second quarter this year instead of the third quarter last year and accelerated vesting of RSUs associated with the separation from Wendy’s International, Inc. Lower RSU costs were partially offset by higher standalone public company costs and expenses related to the Company’s franchisee convention.

Net interest expense in the third quarter of 2007 was $4.3 million compared to $3.4 million in the same period last year. This net increase reflects lower interest income from cash on hand due to share repurchase and dividend activities, and higher interest expense compared to the same period in 2006.

Third quarter net income was $67.4 million, an increase of 30.0% compared to $51.8 million last year. The effective tax rate for the third quarter of 2007 was 35.2%, higher than targeted for the quarter due to future expected settlement of certain outstanding tax matters with tax authorities. The effective tax rate compares to 41.0% in the comparable period in 2006. The higher rate in 2006 was due primarily to discrete items that did not recur. Reported diluted earnings per share (EPS) were $0.36 compared to $0.27 in the third quarter of 2006. Third quarter reported EPS also reflects the diluted weighted average shares outstanding in the third quarter of 187.9 million compared to 193.5 million in the same period last year, a 2.9% decrease due to share repurchases.

Segmented Performance Commentary

The Canadian business continued to outperform our long-term same-store sales aspirations, up 7.5% compared to the same quarter in 2006. Approximately 2.7% of same-store sales growth this quarter was due to pricing. Segment margins were modestly impacted by increased revenues from the distribution business which has lower margins but a positive overall income contribution. The Canadian segment had operating income of $119.1 million for the quarter. A total of 31 restaurants were opened in Canada during the quarter.

The U.S. segment, which accounts for less than 10% of the Company’s revenues, experienced same-store sales growth of 4.5% during the quarter, of which only 0.3% was from pricing. While lower than long-term same-store sales growth aspirations, the Company is pleased with this result given the challenging sales environment in which this performance was delivered. The U.S. segment had a loss of $0.3 million for the quarter, mainly reflecting continued investment in developing our targeted U.S. markets. A total of 9 restaurants were opened during the quarter.

Total operating income at the end of the third quarter is ahead of the Company’s growth target of 10%. If third-quarter year-to-date trends continue for the remainder of the year, the Company expects to exceed its established 2007 target of 10% operating income growth.

Corporate Highlights

The Company substantially completed its rollout of the MasterCard™ payment system in participating restaurants, now in place at approximately 2,100 locations. The Company is pleased with initial customer acceptance and use of the MasterCard payment system in the early stages of the implementation. The reloadable, cashless Tim Card™ was introduced recently in Canada using the same technology platform as MasterCard payment system. Both initiatives are designed to provide customer convenience and increase speed of service.

As previously disclosed, the Company continued its implementation of a general ledger and U.S. fixed asset subledger conversion in the third quarter. Management is satisfied with progress of its implementation and currently plans to rely on its new system for the fourth quarter and year-end. There are certain risks in implementing financial reporting systems in the fourth quarter with respect to Sarbanes-Oxley Section 404. The Company has taken steps it believes appropriate to mitigate these risks but there can be no assurance that these steps will entirely eliminate this risk.

$200 million share repurchase program announced

The Company’s 2006-2007 $200 million share repurchase program was successfully completed in September, 2007. A total of 5.8 million shares were purchased at an average net cost of $34.43 per share as part of this program. The Board of Directors has approved a new 12-month, $200 million share repurchase program as part of the Company’s ongoing focus of creating value for shareholders. Implementation of the program is subject to final regulatory approval. For details on the new program, please refer to the news release issued today in conjunction with this earnings release.

Board declares sixth consecutive quarterly dividend

The Board of Directors has approved a $0.07 quarterly dividend. The dividend is payable on November 20, 2007 to shareholders of record as of November 6, 2007.

Dividends are paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e., through their broker) and regardless of country of residence, the dividend will be converted to U.S. dollars on November 13, 2007 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on November 20, 2007.

Board appoints Michael J. Endres as Chair of Audit Committee

The Board of Directors has appointed Michael J. Endres as Chair of the Audit Committee, replacing David P. Lauer, who has stepped down from the Board as previously announced on September 28, 2007. Mr. Lauer is continuing his service on the Board of Directors of Wendy’s International, Inc., and in conjunction therewith, Mr. Lauer resigned from the Company’s Board of Directors. Mr. Endres has served as a director at Tim Hortons since 2006. He is Managing Principal of Stonehenge Financial Holdings, Inc., a private equity firm that he co-founded in 1999. Prior to founding Stonehenge, Mr. Endres was Vice-Chairman of Banc One Capital Holdings Corporation and Chairman of Banc One Capital Partners.

Tim Hortons to host conference call at 10:30 a.m. today, October 26

Tim Hortons will host a conference call beginning at 10:30 a.m. (Eastern Standard Time) today. Investors and the public may listen to the conference call in either one of the following ways:

Phone: The dial-in number is (416) 641-6712 or 1-800-354.6885. No access code is required. A replay of the call will be available for one year and can be accessed at (416) 626-4100 or 1-800-558- 5253. The reservation number for the replay call is 21351036. A slide presentation will be available to coincide with the conference call, and can be accessed at www.timhortons.com under the investor information section, by clicking on the “Presentations” tab.

A simultaneous Web Cast of the conference call will be available at www.timhortons.com. The call will also be archived for a period of one-year at the site, which can be found by going to the “Investor Information” section and clicking on the “Audio Archives” tab.

(1) Systemwide Sales Growth

Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 98% of our system is franchised as at September 30, 2007. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the third quarter of 2007, system-wide sales growth was 11.7% over the third quarter of 2006. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of systemwide restaurants.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes coffee and donuts, premium coffees, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of September 30, 2007, Tim Hortons had 3,110 system-wide restaurants, including 2,758 in Canada and 352 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or bonikowsky_scott@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Third Quarter Ended
	September 30, 2007	October 1, 2006	$ Change	% Change
REVENUES
Sales	$327,020	$271,534	$55,486	20.4%
Franchise revenues
Rents and royalties	143,449	127,912	15,537	12.1%
Franchise fees	20,072	14,117	5,955	42.2%

	163,521	142,029	21,492	15.1%

TOTAL REVENUES	490,541	413,563	76,978	18.6%

COSTS AND EXPENSES
Cost of sales	288,168	240,161	48,007	20.0%
Operating expenses	51,617	45,532	6,085	13.4%
Franchise fee costs	20,432	13,579	6,853	50.5%
General & administrative expenses	30,758	31,647	(889)	(2.8)%
Equity (income)	(9,861)	(9,082)	(779)	8.6%
Other expense (income), net	1,090	431	659	N/M

TOTAL COSTS & EXPENSES, NET	382,204	322,268	59,936	18.6%

OPERATING INCOME	108,337	91,295	17,042	18.7%

Interest (expense)	(6,118)	(5,707)	(411)	7.2%
Interest income	1,823	2,333	(510)	(21.9)%

INCOME BEFORE INCOME TAXES	104,042	87,921	16,121	18.3%

INCOME TAXES	36,661	36,080	581	1.6%

NET INCOME	$67,381	$51,841	$15,540	30.0%

Basic earnings per share of common stock	$0.36	$0.27	$0.09	33.3%

Diluted earnings per share of common stock	$0.36	$0.27	$0.09	33.3%

Basic shares of common stock (in thousands)	187,684	193,303	(5,619)	(2.9)%

Diluted shares of common stock (in thousands)	187,879	193,486	(5,607)	(2.9)%

Dividend per share of common stock (post initial public offering)	$0.07	$0.07	$0.00

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Year-to-Date Ended
	September 30, 2007	October 1, 2006	$ Change	% Change
REVENUES
Sales	$913,364	$777,638	$135,726	17.5%
Franchise revenues
Rents and royalties	410,803	370,279	40,524	10.9%
Franchise fees	56,239	45,175	11,064	24.5%

	467,042	415,454	51,588	12.4%

TOTAL REVENUES	1,380,406	1,193,092	187,314	15.7%

COSTS AND EXPENSES
Cost of sales	805,419	683,351	122,068	17.9%
Operating expenses	148,881	132,275	16,606	12.6%
Franchise fee costs	53,909	44,507	9,402	21.1%
General & administrative expenses	90,318	87,426	2,892	3.3%
Equity (income)	(28,873)	(26,679)	(2,194)	8.2%
Other expense (income), net	1,870	(702)	2,572	N/M

TOTAL COSTS & EXPENSES, NET	1,071,524	920,178	151,346	16.4%

OPERATING INCOME	308,882	272,914	35,968	13.2%

Interest (expense)	(17,882)	(16,475)	(1,407)	8.5%
Interest income	5,143	9,195	(4,052)	(44.1)%
Affiliated interest (expense), net	—	(7,876)	7,876	N/M

INCOME BEFORE INCOME TAXES	296,143	257,758	38,385	14.9%

INCOME TAXES	102,262	66,017	36,245	54.9%

NET INCOME	$193,881	$191,741	$2,140	1.1%

Basic earnings per share of common stock	$1.03	$1.05	($0.02)	(1.9)%

Diluted earnings per share of common stock	$1.02	$1.05	($0.03)	(2.9)%

Basic shares of common stock (in thousands)	189,049	182,797	6,252	3.4%

Diluted shares of common stock (in thousands)	189,319	183,072	6,247	3.4%

Dividend per share of common stock (post initial public offering)	$0.21	$0.07	$0.14

N/M - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$109,960	$176,083
Accounts receivable, net	108,255	110,403
Notes receivable, net	12,021	14,248
Deferred income taxes	14,001	6,759
Inventories and other, net	58,251	53,888
Advertising fund restricted assets	20,265	25,513

	322,753	386,894

Property and equipment, net	1,155,219	1,164,536

Notes receivable, net	13,450	16,504

Deferred income taxes	20,442	23,579

Intangible assets, net	3,280	3,683

Equity investments	138,076	139,671

Other assets	9,848	10,120

	$1,663,068	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	September 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$97,649	$115,570
Accrued expenses:
Salaries and wages	13,081	18,927
Taxes	26,267	27,103
Other	51,273	66,262
Advertising fund restricted liabilities	38,941	41,809
Current portion of long-term obligations	5,808	5,518

	233,019	275,189

Long-term obligations
Term debt	327,070	325,590
Advertising fund restricted debt	16,615	23,337
Capital leases	49,296	44,774

	392,981	393,701

Deferred income taxes	17,580	17,879
Other long-term liabilities	52,999	39,814

Stockholders' equity
Common stock, (US$0.001 par value per share)
Authorized: 1,000,000,000 shares
Issued: 193,302,977 shares	289	289
Capital in excess of par value	920,503	918,043
Treasury stock, at cost: 5,796,352 and 1,930,244 shares, respectively	(199,590)	(64,971)
Common stock held in trust, at cost: 421,344 and 266,295 shares, respectively	(14,628)	(9,171)
Retained earnings	396,409	248,980
Accumulated other comprehensive income (loss):
Cumulative translation adjustments and other	(136,494)	(74,766)

	966,489	1,018,404

	$1,663,068	$1,744,987

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Unaudited)

	Third Quarter Ended
	September 30, 2007	% of Total	October 1, 2006	% of Total
REVENUES
Canada	$453,408	92.4%	$379,892	91.9%
U.S.	37,133	7.6%	33,671	8.1%

Total Revenues	$490,541	100.0%	$413,563	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$119,066	100.2%	$101,338	99.6%
U.S.	(288)	(0.2)%	357	0.4%

Reportable Segment Operating Income	118,778	100.0%	101,695	100.0%

Corporate Charges	(10,441)		(10,400)

Consolidated Operating Income	108,337		91,295

Interest, net	(4,295)		(3,374)
Income taxes	(36,661)		(36,080)

Net Income	$67,381		$51,841

	Year-to-Date Ended
	September 30, 2007	% of Total	October 1, 2006	% of Total
REVENUES
Canada	$1,267,151	91.8%	$1,092,822	91.6%
U.S.	113,255	8.2%	100,270	8.4%

Total Revenues	$1,380,406	100.0%	$1,193,092	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$341,719	101.3%	$297,582	99.6%
U.S.	(4,327)	(1.3)%	1,245	0.4%

Reportable Segment Operating Income	337,392	100.0%	298,827	100.0%

Corporate Charges	(28,510)		(25,913)

Consolidated Operating Income	308,882		272,914

Interest, net	(12,739)		(15,156)
Income taxes	(102,262)		(66,017)

Net Income	$193,881		$191,741

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of September 30, 2007	As of July 1, 2007	Increase/(Decrease) From Prior Quarter	As of October 1, 2006	Increase/(Decrease) From Prior Year
Tim Hortons
U.S.
Company	47	50	(3)	61	(14)
Franchise	305	295	10	244	61

	352	345	7	305	47

% Franchised	86.6%	85.5%		80.0%
Canada
Company	23	26	(3)	41	(18)
Franchise	2,735	2,707	28	2,596	139

	2,758	2,733	25	2,637	121

% Franchised	99.2%	99.0%		98.4%

Total Tim Hortons
Company	70	76	(6)	102	(32)
Franchise	3,040	3,002	38	2,840	200

	3,110	3,078	32	2,942	168

% Franchised	97.7%	97.5%		96.5%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant's business—see "Franchise Fees") that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, less fees for various costs and expenses related to establishing a franchisee's business.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy's and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company's primary businesses. Items include restaurant closure costs, currency adjustments, real estate sales, minority interest related to the consolidation of franchised restaurants pursuant to FIN 46R, and other asset write-offs.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.